Exhibit 99.(a)(xiii)

LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of the Lord Abbett Investment Trust, a Delaware Statutory Trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, to change the name of the existing Lord Abbett Income Strategy Fund of the Trust to the “Lord Abbett Income & Growth Strategy Fund” and to change the name of the existing Lord Abbett World Growth & Income Strategy Fund of the Trust to the “Lord Abbett Growth & Income Strategy Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective September 14, 2007.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 26th day of July.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/Robert B. Calhoun, Jr.
Robert B. Calhoun, Jr.	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis